UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 7, 2008

ROPER INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-12273	51-0263969
(Commission File Number)	(IRS Employer Identification No.)

6901 Professional PKWY. East, Suite 200, Sarasota, Florida	34240
(Address of Principal Executive Offices)	(Zip code)

(941) 556-2601
Registrant’s telephone number, including area code:

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 7, 2008, the Company entered into a new unsecured credit facility with JPMorgan Chase Bank, N.A., as administrative agent, and a syndicate of lenders, which replaces its amended and restated secured credit facility, dated as of December 13, 2004. The new facility comprises (i) a two year $350.0 million term loan facility and (ii) a five year $750.0 million revolving credit facility, which includes availability of up to $150.0 million for letters of credit and $25.0 million for swingline loans and of which $50.0 million will be available under a multicurrency subfacility in dollars and other currencies. The Company may also, subject to compliance with specified conditions, request additional term loans or revolving credit commitments in an aggregate amount not to exceed $350.0 million.

The Company and specified foreign subsidiaries are borrowers under the revolving credit facility. The Company has guaranteed the payment and performance by the foreign subsidiary borrowers under the facility.

Borrowings under the term loan and revolving credit facilities will bear interest, at the Company’s option, at a rate based on either:

•
The higher of (1) the federal funds rate plus 0.50% and (2) the publicly announced prime lending rate of JPMorgan Chase Bank from time to time, in either case plus a per annum spread depending on the Company’s senior unsecured long-term debt rating.  Based on the Company’s current rating (Ba1 from Moody’s and BBB- from S&P), the spread would be 0.75% in the case of term loans, and 0.50% in the case of revolving loans.

•
The eurocurrency rate plus a per annum spread depending on the Company’s senior unsecured long-term debt rating.  Based on the Company’s current rating, the spread would be 1.75% in the case of term loans, and 1.50% in the case of revolving loans.

Outstanding letters of credit issued under the facility will be charged a quarterly fee depending on the Company’s senior unsecured long-term debt rating.  Based on the Company’s current rating, the quarterly fee would be payable at a rate of 1.50% per annum, plus a fronting fee of 0.125% per annum on the outstanding amount of all letters of credit.

Additionally, the Company will pay a quarterly facility fee on the used and unused portions of the revolving credit facility depending on the Company’s senior unsecured long-term debt rating.  Based on the Company’s current rating, the quarterly fee would accrue at a rate of 0.25% per annum.

Amounts outstanding under the new facility may be accelerated upon the occurrence of customary events of default.  The new facility contains financial covenants that, among other things, require the Company and its subsidiaries to maintain (i) a consolidated total leverage ratio (as defined) of no more than 3.5 to 1.0 and (ii) a consolidated interest coverage ratio (as defined) of no less than 3.0 to 1.0.

A copy of the credit agreement with respect to the unsecured credit facility is attached hereto as Exhibit 10.1 and is incorporated by reference. The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the credit agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
The following exhibit is filed with this current report:

Exhibit
Number	Description

10.1
Credit Agreement, dated as of July 7, 2008, among the Company, as parent borrower, the foreign subsidiary borrowers of the Company from time to time parties thereto, the several lenders from time to time parties thereto, Bank of Tokyo-Mitsubishi UFJ Trust Company and BNP Paribas, as documentation agents, Wachovia Capital Markets, LLC and Banc of America Securities, LLC, as syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Roper Industries, Inc.

Date:	July 7, 2008	By:	/s/ John Humphrey
			Name:	John Humphrey
			Title:	Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1
Credit Agreement, dated as of July 7, 2008, among the Company, as parent borrower, the foreign subsidiary borrowers of the Company from time to time parties thereto, the several lenders from time to time parties thereto, Bank of Tokyo-Mitsubishi UFJ Trust Company and BNP Paribas, as documentation agents, Wachovia Capital Markets, LLC and Banc of America Securities, LLC, as syndication agents, and JPMorgan Chase Bank, N.A., as administrative agent.